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                                 EXHIBIT 99.1

                        Press Release dated May 3, 1999

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     For Information Contact
At Greater Bay Bancorp                                       At Financial Relations Board
David L. Kalkbrenner, President & CEO                        Lise Needham (general information)
(650) 614-5767                                               Stephanie Mishra (analyst contact)
Steven C. Smith, EVP, COO & CFO                              (415) 986-1591
(650) 813-8222
Richard M. Kahler, President & CEO
Bay Commercial Services & Bay Bank of Commerce
(510) 357-2265

                                                             FOR IMMEDIATE RELEASE
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                            GREATER BAY BANCORP AND
                    BAY COMMERCIAL SERVICES ANNOUNCE MERGER

          Combined Company to have in Excess of $2 Billion in Assets

PALO ALTO, CA; May 3, 1999 -- Greater Bay Bancorp (Nasdaq:GBBK), Palo Alto, California and Bay Commercial Services (OTC Bulletin Board: BCSV), San Leandro, California, announced today the signing of a definitive agreement for a merger of the two companies. Following the transaction, Bay Bank of Commerce, a wholly owned subsidiary of Bay Commercial Services, will operate as a wholly owned subsidiary of Greater Bay Bancorp. The merger is expected to be completed in the fourth quarter of 1999.

The previously announced merger of Bay Area Bancshares with Greater Bay Bancorp is expected to close on May 21, 1999. On a pro forma basis as of March 31, 1999, the combined company will have total assets of approximately $2.1 billion and equity of approximately $125 million, after completion of both mergers.

Bay Bank of Commerce, established in February of 1981, has banking offices in San Leandro, San Ramon, and Hayward serving the small- to mid-size business community. For the year ended December 31, 1998, Bay Commercial Services had total assets of $144 million, deposits of $123 million and net income of $1.2 million.

David Kalkbrenner, Greater Bay Bancorp's President and Chief Executive Officer, stated, "The merger with Bay Commercial Services represents a strategic step in our expansion into the growing East Bay market place. As we diversify geographically, we are fortunate to affiliate with an established organization that has an excellent reputation in the East Bay community and an outstanding performance record."



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Kalkbrenner added, "Before one-time merger related costs, we expect this transaction to be accretive to Greater Bay Bancorp's earnings in 1999, based on reductions in operating expenses and revenue enhancements resulting from an expanded product line and increased lending capacity that can be utilized at Bay Bank of Commerce."

Richard Kahler, President and Chief Executive Officer of Bay Commercial Services and Bay Bank of Commerce, commented, "Bay Bank of Commerce has been serving the dynamic business community of the East Bay for nearly two decades. We believe that significant opportunities exist to enhance the spectrum of financial services offered to both existing and future clients of Bay Bank of Commerce while also increasing market penetration in the East Bay market areas. In doing so, we will benefit our customers, the communities we serve, our shareholders and our employees."

John Gatto and Duncan Matteson, Co-Chairmen of Greater Bay Bancorp said, "With the merger of Bay Commercial Services and Bay Area Bancshares, Greater Bay Bancorp's assets will exceed $2 billion. Upon completion of these mergers, Greater Bay Bancorp will have six strong bank subsidiaries, Bay Bank of Commerce, Bay Area Bank, Cupertino National Bank, Mid-Peninsula Bank, Peninsula Bank of Commerce, and Golden Gate Bank. Our continued ability to attract strong partners and our organic growth record clearly illustrates the success of our super community banking strategy and the significant opportunity in our key markets."

TERMS OF THE MERGER

The terms of the agreement provide for the shareholders of Bay Commercial Services to receive shares of Greater Bay Bancorp stock in a tax-free exchange for their Bay Commercial Services shares. If the average closing price of Greater Bay Bancorp stock is between $27.00 and $31.00, Greater Bay Bancorp will issue .7134 shares for each outstanding share of Bay Commercial Services, for an estimated aggregate value of between approximately $25.5 million and $29.2 million. If the average closing price of Greater Bay Bancorp stock is less than $27.00 or greater than $31.00, the conversion ratio will adjust according to a formula.

The merger is subject to certain conditions, including the approval of the shareholders of Bay Commercial Services and regulatory approval, and will be accounted for as a pooling of interests.

Greater Bay Bancorp and its financial service subsidiaries, Cupertino National Bank, Mid-Peninsula Bank, Peninsula Bank of Commerce and Golden Gate Bank, along with its operating divisions, Greater Bay Bank Santa Clara Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Regional Banking Office, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri Valley Region, with offices located in San Jose, Cupertino, Santa Clara, Palo Alto, Redwood City, San Mateo, Millbrae, San Bruno, San Francisco and Walnut Creek.

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SAFE HARBOR

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp and Bay Commercial Services, including their Annual Reports on Form 10-K for the year ended December 31, 1998, and particularly the discussion of risk factors within those documents.

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